Exhibit 5.2

October 12, 2012

Wells Fargo Securities, LLC

301 South College Street

Charlotte, North Carolina 28202

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, FL 32204

As representatives of the several Underwriters (as defined below)

Re:	LSI Title Insurance Agency of Utah, Inc.

Ladies and Gentlemen:

We have acted as special counsel to LSI Title Insurance Agency of Utah, Inc., a Utah corporation (the “Guarantor”), in response to the requirement in Section 5(d) of the Underwriting Agreement dated September 28, 2012 (the “Underwriting Agreement”), among the Company, the Guarantor, certain other guarantors, and Wells Fargo Securities, LLC, as Representative of the several Underwriters listed in Schedule A thereto (collectively, “you” or the “Underwriters”) relating to the issuance by Lender Processing Services, Inc. of $600,000,000 of its 5.75% Senior Notes due 2023, which will be guaranteed (the “Guarantee”) on a senior unsecured basis by the Guarantor.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Registration Statement on Form S-3 (No. 333-184140) filed with the Securities and Exchange Commission (the “Commission”) on September 27, 2012 for registration under the Securities Act of 1933, as amended (the “Securities Act”), of debt securities and guarantees to be issued from time to time, (b) the related Prospectus dated September 27, 2012, (c) the Prospectus Supplement dated September 28, 2012, filed with the Commission pursuant the Rule 424(b) of the General Rules and Regulations under the Securities Act, (d) the Underwriting Agreement, (e) the Indenture dated as of October 12, 2012 (the “Indenture”), among Lender Processing Services, Inc., the Guarantor, the other guarantors of Lender Processing Services, Inc. party thereto and U.S. Bank, National Association, as trustee, (f) the articles of incorporation and bylaws of the Guarantor in effect as of the date hereof, (g) resolutions adopted by the Board of Directors of the Guarantor on September 27, 2012 and (h) a certificate from the Utah Division of Corporation and Commercial Code of the Utah Department of Commerce of the State of Utah (the “Utah Division”), dated as of October 1, 2012. The Underwriting Agreement and the Indenture are collectively referred to herein as the “Transaction Documents”.

October 12, 2012

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we advise you that:

1.	The Guarantor is a corporation that is validly existing and in good standing under the laws of the State of Utah, with all necessary corporate power and authority to own, lease and operate its properties and conduct its business as described in the Prospectus.

2.	The Guarantor has the requisite corporate power and authority to (i) own lease and operate its property and assets, (ii) carry out its business as such business is currently being conducted and (iii) enter into and carry out the terms and conditions applicable to it under the Transaction Documents.

3.	The Guarantor has duly authorized, executed and delivered each of the Transaction Documents to which it is a party and has duly authorized the Guarantee.

4.	The execution and delivery by the Guarantor of the Transaction Documents to which it is a party and the performance by the Guarantor of its obligations thereunder (i) will not violate the articles of incorporation or bylaws of the Guarantor, (ii) will not result in the creation or imposition of any lien, charge or encumbrance under Utah law upon any property or assets of the Guarantor, (iii) will not violate any law, rule of regulation of the State of Utah applicable to the Guarantor, and (iv) will not require any authorization, approval or other action by, or that Guarantor give, obtain or make, as applicable, any notices to, consent of, or filing with, any government authority.

In preparing this letter, we have relied without any independent verification upon (i) information contained in certificates obtained from governmental authorities, (ii) factual information represented to be true in the Transaction Documents, (iii) information received from attorneys in the general counsel’s office of Lender Processing Services, Inc. and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. For purposes of the opinion in paragraph 1, we have relied upon a certificate issued by the Utah Division. We have also assumed the authenticity of documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies.

October 12, 2012

While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge, after having made reasonable inquiry of the representatives of the Guarantor who are likely to know the facts upon which our opinions are based, which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied in this letter is wrong.

This opinion is provided based upon our knowledge and understanding of the laws of the State of Utah. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction within or outside the United States or of any regional or local governmental body. We express no opinion herein as to matters governed by any laws other than the laws of the State of Utah.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to Lender Processing Services, Inc.’s Current Report on Form 8-K on or about the date hereof and to the incorporation by reference of this opinion of counsel into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

You may rely upon this letter only in connection with the transactions contemplated by the Underwriting Agreement. Without our written consent: (i) no person other than you may rely on this letter for any purpose, except that Cravath, Swaine & Moore, LLP may rely on this opinion, (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document, (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Sincerely,

/s/ Holland & Hart LLP
HOLLAND & HART LLP